Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity Name	Jurisdiction
Calix Network Technology Development (Nanjing) Co. Ltd.	China
Calix Networks UK, Ltd.	England, UK
CIDC Private Limited	India
Calix International, Inc.	United States
Calix Ireland Limited	Ireland
NRVOUS, LLC	United States